Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Veeco Instruments Inc.:

We consent to the incorporation by reference in the registration statements listed below of Veeco Instruments Inc. (the Company) of our reports, dated February 21, 2020, with respect to the consolidated balance sheets of Veeco Instruments Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II – valuation and qualifying accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Veeco Instruments Inc.

Registration No.	Form	Plan
333-166852	S-8	Veeco Instruments Inc. 2010 Stock Incentive Plan
333-194737	S-8	Veeco Instruments Inc. 2010 Stock Incentive Plan, Veeco Instruments Inc. 2013 Inducement Stock Incentive Plan
333-211781	S-8	Veeco Instruments Inc. Amended and Restated 2010 Stock Incentive Plan, Veeco Instruments Inc. 2016 Employee Stock Purchase Plan
333-218256	S-8	Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan as amended and restated May 31, 2017

/s/ KPMG LLP

Melville, New York
February 21, 2020